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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Investor Relations Contact                             Keri P. Mattox
Shanoop Kothari                                        FitzGerald Communications
Tel: (713) 561-3000                                    (617) 488-9500
Fax: (713) 561-3600                                    kmattox@fitzgerald.com
invest@bindview.com

MEDIA RELATIONS CONTACT

Paula Berman
Tel: (713) 561-4333
Pr@bindview.com

                    BINDVIEW ANNOUNCES SECOND QUARTER RESULTS

         Revenues Increase Over First Quarter Despite Difficult Economy
                Company Provides Guidance on Second Half of 2001

HOUSTON -- JULY 30, 2001 -- BindView Corporation (NASDAQ: BVEW), a leading provider of IT administration and security management solutions, today announced results for the quarter and six months ended June 30, 2001. Revenues for the quarter increased sequentially from the first quarter of 2001 and within the revised range provided in the company's July 2, 2001 press release.

Revenues for the quarter were $17.5 million, up from $17.0 million in the first quarter, but lower than the $20.4 million for the second quarter of 2000. Current quarter revenues were negatively affected by the global decline in IT spending, which resulted in lower than expected sales to large enterprise customers and to customers in Europe. License sales were $10.3 million for the quarter, an increase of 5.6 percent over the preceding quarter. Services revenues were $7.2 million, or flat relative to the preceding quarter.

The company also provided its guidance for the remainder of 2001. For the second half of 2001, the company expects a modest sequential improvement in revenues for the third and fourth

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quarters over the second quarter of 2001. Revenues for the full year 2001 are expected to range between $70 million and $77 million.

Net loss for the current quarter was $7.7 million, or $0.15 per share, compared with net income of $0.5 million, or $0.01 per share, for the second quarter of 2000. This loss reflected a 13.9 percent decline in revenues from the second quarter of 2000 related to the global decline in IT spending and higher sales and marketing expenses related to infrastructure investments made in the second half of 2000 to increase the company's growth rate. These infrastructure investments had largely focused on enhancing the company's sales and marketing capabilities in Europe and with large enterprise customers, the returns from which were negatively affected by the difficult economic conditions.

Commenting on the results, Eric Pulaski, president and CEO, stated, "Despite the global slowdown in IT spending, our revenues for the second quarter were up over the first quarter, which positively reflects on the strength of our core products. In the second half of the year, we expect to report a modest sequential improvement in revenues and show a significant improvement in operating leverage as a result of the reorganization and restructuring that we began implementing earlier in the month.

"Despite the economic challenges, we continue to be very optimistic about our market opportunity and the product offering BindView has created to maintain and grow our leadership position. To enhance our growth rate, we have increased our focus on improving our go-to-market strategy and product positioning and over the past few weeks have been working with McKinsey and Company to support our initiatives. We expect to complete this project by the end of August and will roll out a number of initiatives before the end of the quarter that we believe will improve our approach to the marketplace and how BindView positions and delivers its value proposition to our customers.

"In this difficult market, we are fortunate to have built a strong balance sheet with more than $48 million in cash and short-term investments and no debt. We have a blue-chip customer base that includes over 80 of the Fortune 100 and 24 of the 25 largest banks in the country. We have also

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attracted a highly skilled, loyal employee base and have developed highly competitive software products and security services to capture market share in the IT administration and security management solutions market. We are confident that our core strengths, coupled with the actions that we are taking, will make the company financially stronger and more competitive, thus enhancing stockholder value."

CORPORATE REORGANIZATION AND RESTRUCTURING: Earlier this month, the company announced that it had completed a corporate reorganization and had implemented cost-cutting measures to improve its operating leverage. The cost-cutting measures included a 14 percent reduction in the company's workforce, as well as a reduction in non-personnel costs. These actions are expected to reduce operating expenses in the second half of 2001 by $8 million to $10 million and lower the level of revenues required to break even in the fourth quarter to approximately $21 million. The company will take a restructuring charge of $4 million to $6 million in the third quarter related to these actions. BindView will continue to analyze its business for opportunities to reduce costs and drive efficiency in its operations.

MILESTONES ACHIEVED IN THE QUARTER: During the second quarter of 2001, the company's major announcements included:

     o Announced that it has sold over 20 million licenses for its products. The multi-million-license count was fueled by an aggressive customer adoption rate. BindView's customer base has grown by 186 percent since September 1999 and includes recent customer wins such as the BBC, Sovereign Bank, Dynegy, EMC and Genuity.

     o Introduced three enhanced solutions to enable customers to effectively manage their existing Microsoft Windows operating systems and messaging environments and successfully migrate to new platforms -- the bv-Admin for Windows 2000 v4.1, bv-Admin for Windows 2000 Migration v4.1 and bv-Admin for Exchange 2000 v4.1 products. The suite offers BindView customers a robust set of tools with improved speed and performance capabilities, powerful server consolidation features and the ability to decrease administration costs through roles based administration.

     o   Unveiled major HIPAA (Health Insurance Portability and Accountability
         Act) initiative, leveraging hospitals' requirement to comply with HIPAA. BindView has increased the profile of solutions for hospitals surrounding HIPAA through BindView-sponsored forums and roundtable discussions. BindView's HIPAA Toolkit, a comprehensive suite of solutions, enables hospitals and health care organizations to manage their massive

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         security and privacy overhaul. IT professionals, including those at
         Meridian Health Systems, one of the nation's top healthcare providers, chose BindView products to help comply with HIPAA standards. Health experts such as the Blue Cross and Blue Shield Association estimate that U.S. hospitals will spend as much as $43 billion over the next five years to become HIPAA compliant.

     o Developed specialized solutions to increase the security for customers using Microsoft technologies. The company unveiled bv-Control for Active Directory v3, which offers the only available solution to assess vulnerabilities and administer Group Policies within Active Directory. The company is also leading a series of ongoing education and training forums, including Webinars, national seminars and white papers to address the unique group policy administrative and security configuration needs of Active Directory administrators.

     o Released v7.1 of the BindView RMS Console. This significant new release of BindView's common console adds a new Web-based console and a new multi-tier console architecture, allowing BindView's bv-Control products to scale even better to meet the needs of the largest IT and information security organizations

     o Released v3.0 of the BindView Decision Support Center, the latest version of the company's Web-based executive information console, which provides customizable business views showing risks to an organization's IT infrastructure. Decision Support Center is the first product to deliver a single view, consolidating information from across the entire enterprise and multiple platforms, showing the current state of security and business risks to an organization's IT infrastructure.

     o Shipped bv-Control for Unix v2.0 and a new release of bv-Control for Internet Security, which is now available under the BindView RMS Console. With the exception of bv-Control for SAP (expected in early
         2002), all bv-Control products are now available under the common BindView RMS Console.

     o   Received Novell 2000 Software Developer Excellence Award.

STOCK BUYBACK PROGRAM. During the current quarter, the company repurchased 487,500 shares of its common stock at a cost of $1.2 million, or $2.53 per share. The board has approved an additional $2 million for future stock repurchases.

BOARD CHANGES: The company also announced that Edward L. Pierce, the company's chief financial officer, has been named to the board of directors filling the vacancy created by the resignation of Richard Gardner, the company's former president and chief executive officer who resigned earlier in the month. Leland Putterman, one of the company's outside board members, recently resigned from the board to focus on his new responsibilities as president and CEO of

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Acorn Systems, Inc. The board is actively recruiting another outside director to replace Mr. Putterman.

MANAGEMENT CHANGES: During the quarter, Kevin P. Cohn joined the company as vice president, controller and chief accounting officer, replacing Shanoop Kothari, who became vice president for financial planning and analysis. Before joining the company, Mr. Cohn was vice president, controller and chief accounting officer of Metamor Worldwide, Inc., a large global IT consulting firm. Ken Naumann was promoted to vice president of sales for the Americas. Amanda Jobbins was promoted to vice president of outbound marketing, after the resignation of Kevin Weiss as BindView's senior vice president and chief marketing officer and the consolidation of separate sales and marketing operations groups into one operations team. All sales, outbound marketing, professional services and other operational groups now report to Bill Miller as the company's newly appointed chief operating officer.

Scheduled Conference: THE COMPANY HAS SCHEDULED A CONFERENCE CALL TODAY AT 4:00 P.M. CDT TO DISCUSS DETAILS OF THE SECOND QUARTER'S RESULTS. ANYONE INTERESTED SHOULD CALL (800) 238-9007, PASSCODE 415296. A WEBCAST ALSO WILL BE PROVIDED LIVE ON BINDVIEW'S WEB SITE. THE CONFERENCE WILL BE AVAILABLE FOR REPLAY AT
(888) 203-1112, PASSCODE 415296. THIS REPLAY WILL BE AVAILABLE FROM 7:00 P.M. CDT ON JULY 30 UNTIL AUGUST 10, 2001.

ABOUT BINDVIEW CORPORATION

BindView, the leader in the vulnerability assessment market, provides software solutions, which enhance business performance by helping to ensure the integrity of the IT infrastructure. BindView's comprehensive software offerings secure and simplify the management and administration of network operating systems, directories and related applications. By enabling corporate IT professionals to effectively leverage their existing technologies, BindView's award-winning products play a critical role in achieving business goals. More than 20 million licenses of BindView's solutions have been shipped worldwide to approximately 5,000 companies, including more than 75 of the Fortune 100 and 24 of the largest 25 U.S. banks. Contact BindView via e-mail at info@bindview.com or visit BindView's World Wide Web Site at

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http://www.bindview.com. BindView can also be reached at (800) 749-8439 or at
(713) 561-4000.

Statements in this news release not based on historical fact are "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of factors such as, for example, the risks associated with lower customer demand in a weak economy, increased competition within the network management software industry, the effects of cost reductions initiated on the company's business and transitional inefficiencies that may arise during BindView's implementation of the reorganization plans outlined in this news release, as well as the management challenges of implementing those plans while attempting to maintain employee motivation and effectiveness. Other such factors include the risk factors and other matters described from time to time in BindView's Form 10-K filings, Form 10-Q filings, and other periodic filings with the Securities and Exchange Commission

Editors Note : BindView product names used in this document are trademarks, which may be registered in one or more jurisdictions, of BindView. The names of products of other companies mentioned in this document, if any, may be the registered or unregistered trademarks of the owners of the products

                        BINDVIEW DEVELOPMENT CORPORATION
                 SUMMARY CONSOLIDATED FINANCIAL DATA (UNAUDITED)
                    (in thousands, except per share amounts)



                                                                     Three Months                        Six Months
                                                                         Ended                             Ended
                                                                        June 30,                          June 30,
                                                             ------------------------------    -----------------------------
                                                                 2001            2000              2001           2000
                                                             --------------  --------------    -------------  --------------
Revenues:
   Licenses                                                   $    10,296     $    13,376       $    20,050    $    23,537
   Services                                                         7,222           6,974            14,485         12,838
                                                              -----------     -----------       -----------    -----------
                                                                   17,518          20,350            34,535         36,375
                                                              -----------     -----------       -----------    -----------
Cost of revenues:
   Licenses                                                           301             575               635          1,128
   Services                                                         1,908             995             3,420          1,630
                                                              -----------     -----------       -----------    -----------
                                                                    2,209           1,570             4,055          2,758
                                                              -----------     -----------       -----------    -----------
Gross profit                                                       15,309          18,780            30,480         33,617
Operating costs and expenses:
   Sales and marketing                                             14,253           9,474            26,477         18,351
   Research and development                                         5,472           6,140            10,826         11,889
   General and administrative                                       5,469           2,461             7,760          4,591
   Transaction and restructuring                                        -               -               594          5,581
   Depreciation and amortization                                    1,460           1,200             3,160          2,490
                                                              -----------     -----------       -----------    -----------
                                                                   26,654          19,275            48,817         42,902
                                                              -----------     -----------       -----------    -----------
Operating loss                                                    (11,345)           (495)          (18,337)        (9,285)
Other income, net                                                     464           1,271             1,349          2,353
                                                              -----------     -----------       -----------    -----------
Income (loss) before income taxes                                 (10,881)            776           (16,988)        (6,932)
Provision (benefit) for income taxes                               (3,167)            247            (4,999)          (786)
                                                              -----------     -----------       -----------    -----------
Net income (loss)                                             $    (7,714)    $       529       $   (11,989)   $    (6,146)
                                                              ============    ===========       ===========    ===========
Earnings (loss) per share - basic and diluted                 $     (0.15)    $      0.01       $     (0.23)   $     (0.12)
                                                              =============   ===========       ============   ============

                                                                  JUNE 30,        DECEMBER 31,
                                                                   2001              2000
                                                                 ---------        ------------
SUMMARY BALANCE SHEET DATA (IN THOUSANDS):

Cash and cash equivalents                                         $ 45,024         $ 49,337
Short-term investments                                               3,327            9,247
Accounts receivable, net                                            11,670           23,729
Working capital                                                     44,536           64,483
Total assets                                                        94,385          113,034
Stockholders' equity                                                75,873           92,261
Common share outstanding                                            51,135           51,663


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